Exhibit 99.1

VWR International, Inc.

1310 Goshen Parkway, P.O. Box 2656

West Chester, PA 19380-0906, www.vwr.com

Office of the SVP of Human Resources

Phone:  610.429.5519

Fax: 610.719.7099

chuck_canfield@vwr.com

CONFIDENTIAL

January 10, 2006

Ed Orzetti

136 Glenwood Road

Ridgewood, New Jersey 07450

Dear Ed:

Based on your discussions of December 30, 2005 regarding your resignation from VWR with Jim Rogers, Chairman of the Board of VWR and subsequent conversation with John Ballbach, President and CEO this letter is to outline the details regarding your resignation of employment with VWR International, Inc.

1.             Your last day of active employment will be February 28, 2006.  At that time you will receive, in addition to your regular salary and other benefits accrued through your termination date, a lump-sum severance payment of $550,000 (which is equivalent to one year of salary).

2.             Your COBRA benefit continuation period for health and dental benefits will begin as of September 1, 2006.  From the period March 1, 2006 until August 31, 2006, we will continue your participation in health and dental benefits as if you were an active employee.  Employee premiums relating to the health and dental benefits will be deducted from you final paycheck. Your eligibility for all other company benefits will cease as of February 28, 2006.

3.             Pursuant to the terms of the subscription agreement by which you previously purchased 15,000 shares of the common stock of CDRV Investors, Inc. (“Investors”), Investors will repurchase your shares for cash equal to their fair market value determined as of December 31, 2005 pursuant to your stock subscription agreement. The repurchase will take place by no later than May 30, 2006.  If Investors has not determined fair market as of December 31, 2005 by the repurchase date, as provided in your subscription agreement, you will receive an initial cash payment equal to 80% of the fair market value of your shares (determined based on the December 31, 2004 value), and will receive a “true-up” payment for the remaining value (if any) of your shares within 15 days after the December 31, 2005 value of your shares is determined by our Board.

4.             As of your termination date, 9,000 of the 45,000 total options previously granted to you will be vested, and VWR will vest an additional 9,000 of your options (as long as you do not revoke this letter), giving you a total of 18,000 vested options.  Pursuant to the terms of your option agreement, you may exercise your vested options at any time until May 31, 2006, on which date any unexercised options will be cancelled.  In order to exercise any vested options, you must pay us the exercise price for the options and any required withholding taxes (we will let you know the amount of withholding taxes due once we know the number of options, if any, that you are exercising). Upon any exercise of options, you will enter into a subscription agreement that will, among other things, provide that Investors may repurchase any shares you acquire for their then current fair market beginning on the date that is six months and one day after you acquire the shares.

5.             The 5,000 restricted stock units that were granted effective as of September 30, 2004 will be cancelled pursuant to the terms of the equity agreement.

6.             You agree to keep and retain in the strictest confidence all confidential matters (“Confidential Information”) of Investors, VWR and each of their subsidiaries and affiliates (collectively, the “VWR Companies”), including, but not limited to, “know how;” financial information or plans; sales and marketing information or plans; business or strategic plans; salary, bonus or other personnel information; information concerning new or potential products or markets; information concerning new or potential customers; trade secrets; pricing policies; operational methods; technical processes; computer code; formulae, inventions and research projects; and other business affairs of the VWR Companies.  You agree not to disclose any Confidential Information to anyone except with our express written consent, and to deliver promptly to us on or before February 28, 2006, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents and computer and PDA files (and all copies thereof) which you may possess or have under your control that contain Confidential Information.

7.             You agree not to directly or indirectly engage in any conduct or make any statement disparaging or criticizing in any way Clayton Dubilier & Rice, Inc. and its affiliates (“CD&R”), the VWR Companies or any products or services offered by the VWR Companies.  You also agree not to engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill or reputation of CD&R or the VWR Companies. In addition, CD&R and the VWR Companies agree not to directly or indirectly engage in any conduct or make any statement disparaging or criticizing you in any way, and further agree not to engage in any other conduct or make any other statement that could be reasonably expected to impair your reputation.

8.             For one year following your termination date, you agree not to become employed by, serve as a consultant to or have any other interest in Fisher Scientific International and SAL.  For one year following your termination date, without the consent of the current Chief Executive Officer of the VWR Companies (such consent not to be unreasonably withheld), you also agree not to engage in or assist others to engage in or have any interest in any business which directly competes with the VWR Companies in any geographic area in which the VWR Companies market or have marketed their products.

9.             For one year following your termination date, you agree not to directly or indirectly (i) solicit any person, firm, corporation or other entity that was a customer or prospective customer of the VWR Companies or (ii) solicit for employment, hire or otherwise engage in any capacity any individual who is (or who was within the previous year) an employee of the VWR Companies other than a clerical or similar employee.

10.           CD&R and the VWR Companies agree that if any of their officers, directors or other employees receive an oral or written inquiry as to your background (including, but not limited to a reference check), such inquirer will be referred to Rick Schnall, Chuck Ames, Joe Rice, Don Gogel or John Ballbach.

11.           In consideration of the promises herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, you hereby fully and generally release, discharge and covenant not to sue the VWR Companies, CD&R, any of their respective predecessors or successors and each of their respective officers, directors, employees and representatives (acting in their capacity as directors, employees or representatives) with respect to any and all claims, demands, costs, rights, causes of action, complaints, losses, damages and all liability of whatever kind and nature, whether known or unknown, which you may have at the time of signing this letter or had at any time prior thereto, which may in any way arise out of, be connected with or relate to your employment, termination of employment, or the conduct of any of the foregoing releasees. Upon the termination of your employment on February 28, 2006, the foregoing release shall be extended through such date and you agree to execute any documentation reasonably requested by the VWR Companies to effectuate the same. The foregoing release shall in no event limit your rights under this letter.

12.           Without limiting the generality of the foregoing release, you expressly agree and acknowledge that this release includes, but is not limited to, any claim before any court, government agency or in any other forum, including but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et seq.; the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. ; the National Labor Relations Act, as amended, 29 U.S.C. § 141 et seq.; the Equal Pay Act of 1963, 29 U.S.C. § 201 et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101; the Rehabilitation Act of 1973, 29 U.S.C. § 701; the Civil Rights Acts of 1866 and 1871, as amended, 29 U.S.C. § 1981 et seq.; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Employee Retirement and Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. § 201 et seq.; the Family Medical Leave Act of 1993, as amended, 42 U.S.C. § 2601 et seq.; any state law claims relating to discrimination or employment; actions for age, sex, sexual harassment, sexual orientation, national origin and handicap discrimination or for work-related injuries or payment of wages arising under state or local law, for wrongful discharge based upon an implied contract or public policy, and any other federal, state or local statute, public policy, order, regulation, intentional or other tort (including, without limitation, defamation), contract claim, promissory estoppel or equitable claim.

13.           The VWR Companies hereby fully and generally release, discharge and covenant not to sue you with respect to any and all claims, demands, costs, rights, causes of action, complaints, losses, damages and all liability of whatever kind and nature, whether known or unknown, which the VWR Companies may have at the time of signing this letter or had at any time prior thereto, which may in any way arise out of, be connected with or relate to your employment or termination of employment, provided that the foregoing (i) does not and will not apply to any willful misconduct by you, whether occurring before, on or after the date of this letter and (ii) shall not limit the VWR Companies’ rights under this letter. Upon the termination of your employment on February 28, 2006, the foregoing release shall be extended through such date and the VWR Companies agree to execute any documentation reasonably requested by you to effectuate the same.

14.           Pursuant to the terms of Article VI Indemnification of the VWR International, Inc. Amended and Restated By-Laws As adopted on April 7, 2004, the VWR Companies shall indemnify you as a result of any 3rd party claim that may arise as a result of you VWR employment given no misconduct on you part.

15.           You agree and acknowledge that you have been encouraged by representatives of the VWR Companies to have this letter reviewed by legal counsel of your own choosing and that you have been given ample time to do so prior to signing it.  In addition, you agree and acknowledge that:

a)             You have had the opportunity to negotiate concerning the terms of this letter;

b)            You have been provided the opportunity to take up to twenty-one (21) days to consider this letter;

c)             You have the right to revoke this letter within seven (7) days following the date you execute this letter.  Any revocation of this letter must be in writing and received by us by the close of business on the seventh day following the execution of this letter and shall be delivered to the undersigned.  Upon any revocation in accordance herewith, this letter will be rendered void and without effect; and

d)            By signing this letter, you represent that you fully understand the terms and conditions stated in it and intend to be legally bound by them.

16.           You agree that the consideration provided hereunder is not required under our standard policies, and you know of no other circumstances other than your agreeing to the terms of this letter that would require us to provide such consideration.

17.           You agree that we may withhold from any payments made under this letter all federal, state, local or other applicable taxes as shall be required by law.

18.           You agree that in the event you breach, or threaten to breach, any of the restrictive covenants contained in this letter, we shall have right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to us and that money damages will not provide us with an adequate remedy.

19.           In the event that any one or more of the provisions of this letter is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.  If in the opinion of any court of competent jurisdiction any provisions of this letter are not reasonable in any respect, such court shall have the right, power and authority to exercise or modify such provision or provisions of these as to the court shall appear not reasonable and to enforce the remainder of the letter as so amended.

20.           This letter represents the entire agreement between the parties as to the subject matters herein.  This letter may not be amended except by a writing signed by both parties.

21.           This letter shall be construed in accordance with the laws of the State of New York.

[The remainder of this page is intentionally left blank.]

If this letter completely and accurately reflects the agreement between you and us, please sign, date and return the enclosed copy of this letter to me.

Sincerely,

Chuck Canfield
Senior Vice President
Human Resources

Accepted and Agreed to:		/s/ Ed Orzetti
Ed Orzetti

Date:	1/10/2006